Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Maguire Properties, Inc.:

We consent to the incorporation by reference in these registration statements on Form S-3 (No. 333-118826 and No. 333-117290) and Form S-8 (No. 333-147541 and No. 333-106622) of Maguire Properties, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Maguire Properties, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Maguire Properties, Inc.

/s/    KPMG LLP

Los Angeles, California

February 29, 2008